Delaware Group® Income Funds
Form N-SAR Exhibit List
April 30, 2010

SUB-ITEM 77.Q.1(a): Consent of Sole Shareholder approving the Investment Management Agreement between the Trust, on behalf of Delaware Core Bond Fund, and Delaware Management Company, a series of Delaware Management Business Trust, attached as Exhibit.

SUB-ITEM 77.Q.1(b): Investment Management Agreement (January 4, 2010) between Delaware Group Income Funds and Delaware Management Company, a series of Delaware Management Business Trust, attached as Exhibit.

SUB-ITEM 77.Q.1(c): Amendment No. 1 (January 28, 2010) to Exhibit A of the Investment Management Agreement between Delaware Group Income Funds and Delaware Management Company, a series of Delaware Management Business Trust, attached as Exhibit.

SUB-ITEM 77.Q.1(d): Amendment No. 2 (February 25, 2010) to Exhibit A of the Investment Management Agreement between Delaware Group Income Funds and Delaware Management Company, a series of Delaware Management Business Trust, attached as Exhibit.

DELAWARE GROUP INCOME FUNDS

CONSENT OF SOLE SHAREHOLDER

SEPTEMBER 29, 2009

Pursuant to Section 3806(b)(5) of the Delaware Statutory Trust Act and pursuant to Article V, Section 4, of the Agreement and Declaration of Trust of Delaware Group Income Funds (the “Trust”) governing actions taken by consent of shareholders, the undersigned, being the sole shareholder of the Trust’s Delaware Core Bond Fund, does hereby consent to, approve, and adopt the following resolutions:

RESOLVED, that the Investment Management Agreement between the Trust, on behalf of Delaware Core Bond Fund, and Delaware Management Company (“DMC”), a series of Delaware Management Business Trust, dated as of September 29, 1999 and amended to reflect Delaware Core Bond Fund is hereby approved.

RESOLVED, that the Investment Management Agreement between the Trust on behalf of Delaware Core Bond Fund, and DMC, a series of Delaware Management Business Trust, dated as of January 4, 2010 to replace the investment advisory agreement that may be deemed to assign as a result of change of control of DMC, is hereby approved.

RESOLVED, that DMC, a series of Delaware Management Business Trust, advisor to the Trust, may participate in a manager of managers arrangement whereunder it may appoint and replace sub-advisors, enter into, amend and terminate sub-advisory agreements subject to Board approval but without shareholder approval.

IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Trust’s Delaware Core Bond Fund, does hereby execute this consent as of the 29th day of September, 2009.

DMH CORP.

By:	Richard D. Seidel
Name:	Richard D. Seidel
Title:	Vice President/Assistant
Comptroller/Assistant Treasurer